Exhibit 107
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

PROGYNY, INC.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2019 Equity Incentive Plan	Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	3,357,697(2)	$20.96(3)	$70,377,329.12	$138.10 per million dollars	$9,719.11
2019 Employee Stock Purchase Plan	Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	833,656(4)	$17.82(5)	$14,855,749.92	$138.10 per million dollars	$2,051.58
	Total Offering Amounts					$85,233,079.04		$11,770.69
	Total Fee Offsets							$—
	Net Fee Due							$11,770.69

(1) In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Progyny, Inc. 2019 Equity Incentive Plan, as amended (the “2019 Plan”), and the Progyny, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP” and together with the 2019 Plan, the “Plans”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2) Consists of (i) 3,334,627 shares of Progyny, Inc. (the “Registrant”)’s common stock that may become issuable under the 2019 Plan pursuant to an automatic annual increase equal to 4% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, plus (ii) 23,070 shares of the Registrant’s common stock that have become available for issuance under the 2019 Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards or shares withheld or reacquired to satisfy the exercise price or tax withholding obligations associated with any award that had been granted under the Progyny, Inc. 2017 Equity Incentive Plan.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 24, 2026.

(4) Consists of 833,656 shares of the Registrant’s common stock that may become issuable under the 2019 ESPP pursuant to an automatic annual increase equal to 1% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 24, 2026, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2019 ESPP.